Exhibit 99.1

For Immediate Release Investor Relations Contact: Fitzhugh Taylor 203-682-8261 investors@chuys.com

Chuy's Holdings, Inc. to Present at the 16th Annual ICR XChange
Investor Conference on January 14, 2014

AUSTIN, TX - January 9, 2014 - Chuy’s Holdings, Inc. (NASDAQ: CHUY) announced today that Steve Hislop, President and Chief Executive Officer and Jon Howie, Vice President and Chief Financial Officer, will participate at the 16th Annual ICR XChange Investor Conference at the Grande Lakes Orlando Resort in Florida.

Chuy’s will be presenting on Tuesday, January 14, 2014 at 9:30 AM Eastern Time. The presentation will be webcast live and archived on the Chuy’s website. To access the webcast and a copy of the presentation to be used during the conference please visit www.chuys.com under the tab "Investors" or directly through the ICR XChange website at www.icrxchange.com. A copy of the presentation will be posted on the Chuy’s website on or before the day of the conference.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 48 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.